Exhibit 99.1
Encore Acquisition Company Announces First Quarter 2008 Results
FORT WORTH, Texas—(BUSINESS WIRE)—May 7, 2008
Encore Acquisition Company (NYSE: EAC) (“Encore” or the “Company”) today reported unaudited first quarter 2008 results.
Highlights for the first quarter of 2008 include the following:
•	Record oil and natural gas revenues which increased 133 percent over Q1 2007 to $268.8 million

•	Production of 38,196 BOE/D exceeded the mid-point of guidance by approximately 700 BOE/D

•	Oil differentials tightened to nine percent of NYMEX from 16 percent in Q1 2007

•	Completed three Bakken wells during the quarter with plans to drill an additional three wells in the second quarter

•	Due to the drilling success in the Bakken, the Company has increased its acreage position to 240,000 gross acres (178,000 net) from the 198,400 gross acres (134,000 net) previously announced and plans to add a second rig in June and a third rig early in the third quarter

•	Production in Bell Creek again exceeded expectations by averaging 1,037 BOE/D

•	Completed first Madison well in a three well program at the TR Field. This well is currently producing 260 BOE/D gross (140 BOE/D net)

•	West TX JV net production grew from 10.7 MMcfe/D in December 2007 to 12.2 MMcfe/D in March 2008

•	Tested two New Mexico wells at a gross combined 5.5 MMcfe/D, exceeding expectations. Total New Mexico net production increased from 6.7 MMcfe/D in December 2007 to 9.3 MMcfe/D in March 2008

•	Drilled two horizontal wells in the Tuscaloosa Marine Shale in southern Mississippi and the Florida parishes of Louisiana, an exciting new play in which the Company has amassed 208,000 net acres

Encore Acquisition Company
First Quarter 2008 Results
     The following table highlights certain reported amounts for Q1 2008 as compared to Q1 2007 ($ and shares outstanding in millions, except average price amounts):

	Qtr Ended March 31,
	2008	2007
Oil and natural gas revenues	$268.8	$115.6
Average daily production volumes (BOE/D)	38,196	32,489
Oil as percentage of total production volumes	72%	65%
Average realized combined price ($/BOE)	$77.35	$39.53
Oil and natural gas development and expl costs incurred	$101.2	$94.7
Unproved acreage costs incurred	$16.0	$3.3
Acquisition related costs incurred	$14.8	$396.0
Adjusted EBITDAX	$189.0	$73.6
Net income (loss)	$31.2	$(29.4)
Net income (loss) excluding certain charges	$58.3	$(0.7)
Weighted average diluted shares outstanding	53.9	53.1
Encore reported net income for the first quarter of 2008 of $31.2 million ($0.58 per diluted share) as compared to a net loss of $29.4 million
(-$0.55 per diluted share) for the first quarter of 2007. Encore reported net income excluding certain charges for the first quarter of 2008 of $58.3 million ($1.08 per diluted share) as compared to a net loss excluding certain charges of $0.7 million (-$0.01 per diluted share) for the first quarter of 2007. Net income excluding certain charges for the first quarter of 2008 excludes derivative gains and losses not related to the current period and non-cash compensation expense related to Encore Energy Partners LP (“ENP”). Net loss excluding certain charges for the first quarter of 2007 excludes derivative gains and losses not related to the reported period. Net income (loss) excluding certain charges is reconciled to its most directly comparable GAAP measure of net income (loss) in the attached financial schedules.
Adjusted earnings before interest, income taxes, depletion, depreciation, and amortization, non-cash equity-based compensation expense, non-cash derivative fair value loss, and exploration expense (“Adjusted EBITDAX”) increased 157 percent to a record $189.0 million for the first quarter of 2008 as compared to $73.6 million for the first quarter of 2007. Adjusted EBITDAX is reconciled to its most directly comparable GAAP measures in the attached financial schedules.
Jon S. Brumley, Encore’s Chief Executive Officer and President, stated, “We worked hard in 2007 to set up all of our programs, and the first quarter of 2008 saw the beginning of the successful implementation of our 2008 plan. Our EBITDAX per BOE was over $54 for the first quarter of 2008. If you convert that to a natural gas equivalent using a 6 to 1 ratio, that equates to a $9 per Mcf margin. Combine this with the fact that oil properties have a shallower decline rate than gas properties; you can see why we think gas is good, but oil is better. We have established Encore as a major player in the most exciting new oil play in North America, the Bakken, and continue to see positive drilling results, both in terms of EURs and cost reductions.” Mr. Brumley went on to say, “We are near the end of the commitment phase of our West Texas JV with ExxonMobil and are moving into the fun phase — low-risk exploitation. We are growing production substantially in this area with each successive quarter as we now can focus our rigs on the lower risk, repeatable exploitation wells. Also, as a result of a dedicated leasing program over the last two years, we have leased 208,000 net acres in the Tuscaloosa Marine Shale, a new and exciting oil play. If we continue to improve our drilling and completion techniques in this formation, it will unlock a

Encore Acquisition Company
First Quarter 2008 Results
substantial new resource play for the Company. We are committed to staying focused on unlocking value with our capital budget, while continuing to expand our inventory in our growth areas.”
The Company reported record oil and natural gas revenues of $268.8 million in the first quarter of 2008, an increase of 133 percent over the $115.6 million reported in the first quarter of 2007 on increased realized prices and production volumes. The average NYMEX oil price rose 68 percent to $97.74 per barrel (“Bbl”) versus $58.33 per Bbl in the first quarter of 2007. The Company’s NYMEX oil differential tightened to $9.09 per Bbl in the first quarter of 2008 from $9.30 per Bbl in the first quarter of 2007. However, even more pronounced, as a percentage of NYMEX, the Company’s oil differential tightened from 16 percent in the first quarter of 2007 to 9 percent in the first quarter of 2008. The combined effect of rising commodity prices and narrower differentials was an 81 percent increase in the Company’s average wellhead oil price, which represents the net price the Company receives for its oil production, which rose to $88.65 per Bbl for the first quarter of 2008 from $49.03 per Bbl in the first quarter of 2007.
Average daily wellhead production volumes for the first quarter of 2008 increased 19 percent over the first quarter of 2007, increasing from 33,556 BOE/D to 40,018 BOE/D. Net profits interest reduced wellhead volumes by 1,067 BOE/D in the first quarter of 2007 and 1,822 BOE/D in the first quarter of 2008. Resulting net production volumes were 38,196 BOE/D in the first quarter of 2008, an 18 percent increase over the 32,489 BOE/D produced during the first quarter of 2007.
Lease operations expenses (“LOE”) were $40.4 million for the first quarter of 2008 ($11.61 per BOE) versus $30.5 million for the first quarter of 2007 ($10.44 per BOE). The Company’s reported LOE per BOE of $11.61 in the first quarter of 2008 remained in line with previously released guidance.
General and administrative (“G&A”) expenses for the first quarter of 2008 were $9.7 million ($2.79 per BOE) versus $7.4 million ($2.52 per BOE) in the first quarter of 2007. Higher G&A expenses resulted from public entity expenses of ENP, which had its initial public offering in the third quarter of 2007.
Encore drilled 77 gross wells (19.3 net) during the first quarter of 2008, 74 of which (17.9 net) were successful. The following table summarizes costs incurred related to oil and natural gas properties for the periods indicated:

Encore Acquisition Company
First Quarter 2008 Results

	Qtr Ended March 31,
	2008	2007
	(in thousands)
Acquisitions:
Proved properties	$14,781	$395,976
Unproved properties	15,999	3,255
Asset retirement obligations	13	9,636

Total acquisitions	30,793	408,867

Development:
Drilling and exploitation	57,372	63,498
Asset retirement obligations	44	33

Total development	57,416	63,531

Exploration:
Drilling	43,102	30,411
Geological and seismic	378	631
Delay rentals	346	176

Total exploration	43,826	31,218

Total costs incurred	$132,035	$503,616

Operations Update
Bakken
Encore completed three Bakken wells in the first quarter of 2008 and derisked the Bear Creek area. The two Bear Creek wells each averaged 375 BOE/D (gross) for the first seven days. The Bear Creek initial production (“IP”) rates were less than the 400 BOE/D (gross) that the Company had been seeing at Murphy Creek, but the 30 day rate and estimated ultimate recovery (“EUR”) estimates are actually higher. The one well drilled at Murphy Creek during the first quarter of 2008 had an IP rate of 240 BOE/D (gross). Encore’s technical group believes that the fracture stimulation was less than optimal and plans on recompleting the Murphy Creek well. The most significant aspect about Encore’s first quarter Bakken drilling program is that the Company proved up a new area at Bear Creek that is expected to have EURs of at least 250,000 Bbls of oil per well and rates of return ranging from 70 to 85 percent at $95 per Bbl NYMEX. Encore continues to be one of the lowest cost drillers in the Bakken with an average cost per well in Dunn County of under $4 million.
Due to the drilling success the Company has experienced in the Bakken, Encore continued to expand its acreage position during the first quarter of 2008, increasing its acreage position to 240,000 gross acres (178,000 net), and plans to add two additional drilling rigs, one in the second quarter and one in the third quarter of 2008. This is a more accelerated plan than previously announced. But since the Company has derisked Bear Creek and will be drilling in the prolific Charlson area, the time is ripe for this accelerated pace. At Charlson, Encore will be offsetting the most prolific well in the play (Encore has a three percent interest in this well), which in its first year has produced approximately 350,000 BOE. Encore plans to drill five locations in the Charlson area in 2008.
Encore has successfully re-fracture stimulated a Bakken well in Murphy Creek. This well was producing 50 gross BOE/D prior to the re-frac. Since the re-frac in December 2007, the well has averaged over 129 gross BOE/D with almost no production decline. The Company plans to re-fracture stimulate up to four additional Bakken wells in the second quarter of 2008. The Company estimates the capital cost for each re-frac to be $500,000. This re-frac program could add significant reserves and increase the reserve profile of the entire play.

Encore Acquisition Company
First Quarter 2008 Results
Madison
Encore is continuing its Madison development program in the TR Field in North Dakota. The Company recently completed the first of three offset wells to its 500,000 BOE of estimated ultimate recovery Madison well, the TRMU 21X-14H. The TRMU 34X-23H well is currently producing approximately 260 gross BOE/D (140 net BOE/D). The Company is currently drilling the second offset Madison well and plans to complete the third well by the end of the second quarter of 2008.
Bell Creek
The Company’s Bell Creek Field in southeast Montana continues to exceed expectations. In the first quarter of 2008, production exceeded expectations by over 100 net BOE/D, producing an average of 1,037 net BOE/D for the quarter. Plans are under way to reactivate an additional 40 wells in the field by the end of 2008.
Elk Basin
During the third quarter of 2008, ENP will be installing two nitrogen membrane units at the Elk Basin gas plant for a cost of $1.2 million (gross). These units will remove nitrogen from the recycled gas stream, enhancing the BTU content of the gas for plant fuel. This installation will reduce the amount of purchased fuel gas required for plant operations by approximately half, resulting in substantial operating cost savings of approximately $0.6 million (gross) per quarter or $2.4 million (gross) on an annual basis.
West Texas
In West Texas, the Company has completed the commitment phase in Parks, Pegasus, Wilshire and Brown Basset fields. Only two re-entry wells remain in the Delaware Basin fields before the Company totally completes the commitment phase in its joint venture with ExxonMobil. Net production from the JV grew 15 percent in the first quarter of 2008 from 10.7 MMcfe/D in December 2007 to 12.2 MMcfe/D in March 2008.
Another exciting play in West Texas is the Company’s Wolfcamp/Penn Detrital at Sandhills Field in Crane County. Encore drilled and completed a well in the Penn Detrital formation that tested 170 BOE/D. In the fourth quarter of 2007, the well was recompleted uphole in the Wolfcamp Detrital formation and tested at 425 BOE/D. The Company is currently drilling the first of three offset wells to better define the extent of this play.
In addition, the Company plans to test the Barnett Shale formation in the Sandhills area by deepening all of the Wolfcamp/Penn Detrital offset wells being drilled. This is a high-risk, high-reward play that could lead to significant upside. The Company has approximately 17,000 acres, which is mostly held by production in its legacy Sandhills area where it has a 100 percent working interest.
The Barnett will also be tested in the Delaware Basin on Encore’s joint venture acreage with ExxonMobil. The Company has planned a horizontal re-entry well in the second quarter of 2008, to test a portion of its 34,500 gross acres (7,650 net) in the Delaware Basin.
Haynesville
Encore currently has 10,000 net acres in the prolific Haynesville discovery, which is located in and around the Company’s Elm Grove and Greenwood Waskom fields with two successful wells currently producing near the Company’s current acreage position.

Encore Acquisition Company
First Quarter 2008 Results
Tuscaloosa Marine Shale (“TMS”)
Over the last two years, Encore has amassed a large acreage position in an area that management believes could be a substantial new area of growth, the TMS in southern Mississippi and the Florida parishes of Louisiana. The Company currently holds 208,000 net acres in the TMS and has drilled two horizontal wells. The first horizontal well was drilled out about 1,500 feet. This well has been producing continually now for the past seven days at a rate of 150 to 200 Bbls/D. The second horizontal well was drilled out about 3,100 feet. The Company recently completed the second well and is awaiting production results.
Cleveland
Encore is involved in the Cleveland horizontal play in western Oklahoma. The Company has recently grown its acreage position in the area to 20,400 net acres. The Company has participated in 30 wells to date with an average working interest of 20 percent. The wells have come on at an average of 1MMcf/D and 250 Bbls/D at an average cost per well of $2.8 million.
New Mexico
In New Mexico, two additional wells were brought online during the first quarter of 2008 that tested at a combined 5.5 MMcfe/D (gross), exceeding the Company’s expectations. Net production in the state increased from 6.7 MMcfe/D in December 2007 to 9.3 MMcfe/D in March 2008, a 39 percent increase.
Liquidity Update
At March 31, 2008, the Company’s long-term debt, net of discount, was $1.2 billion, including $150 million of 6.25% senior subordinated notes due April 15, 2014, $300 million of 6.0% senior subordinated notes due July 15, 2015, $150 million of 7.25% senior subordinated notes due December 1, 2017, and $580 million of outstanding borrowings under revolving credit facilities.
The amount outstanding on revolving credit facilities increased $54 million during the first quarter of 2008. This was due in part to acceleration of stock repurchases ($39.1 million of $50.0 million approved purchases occurred in the first quarter of 2008, see below), proved property acquisitions of $14.8 million, the purchase of $16.0 million of unproved leases, and a $34.8 million change in operating assets and liabilities, largely due to an increase in oil and natural gas accounts receivable.
On March 31, 2008, Encore owned 21.4 million units of ENP, including 0.5 million general partner units, and will receive approximately $12.3 million on or about May 15, 2008 as a result of ENP’s declared cash distribution on those units.
Stock Repurchase Program
From January 1, 2008 through May 6, 2008, Encore repurchased and retired approximately 1.2 million shares of its outstanding common stock for approximately $39.1 million, including brokerage commissions, at an average price of approximately $33.30 per share.

Encore Acquisition Company
First Quarter 2008 Results
Second Quarter 2008 Outlook
The Company expects the following in the second quarter of 2008:

Average daily wellhead production volumes	39,800 to 40,800 BOE/D
Average daily net profits production volumes	1,900 to 2,300 BOE/D
Average daily reported production volumes	37,500 to 38,900 BOE/D
Oil and natural gas related development and expl capital	$120 to $130 million
Unproved capital	$10 million
Lease operations expense	$11.50 to $12.00 per BOE
G&A expenses	$3.00 to $3.25 per BOE
Depletion, depreciation, and amortization	$14.00 to $14.50 per BOE
Production, ad valorem, and severance taxes	10.5% of wellhead revenues
Oil differential	-9% of NYMEX oil price
Natural gas differential — dry gas	-10% of NYMEX natural gas price
Income tax expense	38% effective rate
Income tax expense deferred	95% deferred
Conference Call Details
Title: Encore Acquisition Company and Encore Energy Partners LP Conference Call
Date and Time: Thursday, May 8, 2008 at 11:00 a.m. Central Time
Webcast: Listen to the live broadcast via http://www.encoreacq.com
Telephone: Dial 877-356-9552 ten minutes prior to the scheduled time and request the conference call by supplying the title specified above or ID 44369463.
A replay of the conference call will be archived and available via Encore’s website at the above web address or by dialing 800-642-1687 and entering conference ID 44369463. The replay will be available through May 22, 2008. International callers can dial 706-679-0419 for the live broadcast or 706-645-9291 for the replay.
About the Company
Encore Acquisition Company is engaged in the acquisition and development of oil and natural gas reserves from onshore fields in the United States. Since 1998, Encore has acquired producing properties with proven reserves and leasehold acreage and grown the production and proven reserves by drilling, exploring, reengineering or expanding existing waterflood projects, and applying tertiary recovery techniques.
Cautionary Statement
This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the benefits of acquisitions and joint venture arrangements,

Encore Acquisition Company
First Quarter 2008 Results
drilling plans, expected net profits interests, the likelihood of acquisitions and dispositions, inventory growth, expected production volumes and decline rates, expected revenues, expected expenses, expected taxes (including the amount of any gain or deferral), expected capital expenditures (including, without limitation, as to amount and property), expected differentials, growth rates, future purchases under the stock repurchase program, and any other statements that are not historical facts. The assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; Encore’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable, and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in Encore’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; risks related to Encore’s high-pressure air injection program; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of Encore’s properties; Encore’s ability to find and retain skilled personnel; diversion of management’s attention from existing operations while pursuing acquisitions or joint ventures; availability of capital; the strength and financial resources of Encore’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; industry trends; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Acquisition Company, Fort Worth, TX

Bob Reeves, Chief Financial Officer	Diane Weaver, Investor Relations
817-339-0918	817-339-0803
rcreeves@encoreacq.com	dweaver@encoreacq.com

Encore Acquisition Company
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Revenues:
Oil	$220,534	$82,623
Natural gas	48,312	32,978
Marketing	4,056	14,941

Total revenues	272,902	130,542

Expenses:
Production:
Lease operations	40,350	30,520
Production, ad valorem, and severance taxes	27,452	12,515
Depletion, depreciation, and amortization	49,543	35,028
Exploration	5,488	11,521
General and administrative	9,687	7,360
Marketing	3,782	15,011
Derivative fair value loss	65,138	45,614
Other operating	2,506	2,565

Total operating expenses	203,946	160,134

Operating income (loss)	68,956	(29,592)

Other income (expense):
Interest	(19,760)	(16,287)
Other	851	431

Total other income (expense)	(18,909)	(15,856)

Income (loss) before income taxes and minority interest	50,047	(45,448)
Income tax benefit (provision)	(18,733)	16,019
Minority interest in income of consolidated partnership	(94)	—

Net income (loss)	$31,220	$(29,429)

Net income (loss) per common share:
Basic	$0.59	$(0.55)
Diluted	$0.58	$(0.55)

Weighted average common shares outstanding:
Basic	52,799	53,077
Diluted	53,869	53,077
Encore Acquisition Company
Condensed Statements of Operations
(in thousands)
(unaudited)

	Three Months Ended
	March 31, 2008
	EAC w/o ENP	ENP
Revenues:
Oil	$183,339	$37,195
Natural gas	41,310	7,002
Marketing	1,197	2,859

Total revenues	225,846	47,056

Expenses:
Production:
Lease operations	34,292	6,058
Production, ad valorem, and severance taxes	22,654	4,798
Depletion, depreciation, and amortization	40,423	9,120
Exploration	5,459	29
General and administrative	6,765	2,922
Marketing	1,389	2,393
Derivative fair value loss	49,551	15,587
Other operating	2,155	351

Total operating expenses	162,688	41,258

Operating income	$63,158	$5,798

Encore Acquisition Company
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Net income (loss)	$31,220	$(29,429)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash and other items	135,341	86,521
Changes in operating assets and liabilities	(34,834)	(42,033)

Net cash provided by operating activities	131,727	15,059

Net cash used in investing activities	(138,424)	(553,266)

Financing activities:
Proceeds from long-term debt, net of issuance costs	53,774	531,751
Repurchase of common stock	(39,118)	—
Other	(9,458)	6,319

Net cash provided by financing activities	5,198	538,070

Decrease in cash and cash equivalents	(1,499)	(137)
Cash and cash equivalents, beginning of period	1,704	763

Cash and cash equivalents, end of period	$205	$626

Encore Acquisition Company
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2008	2007
	(unaudited)
Total assets	$2,907,835	$2,784,561

Liabilities (excluding long-term debt)	$671,057	$593,636
Long-term debt	1,174,377	1,120,236
Minority interest in consolidated partnership	119,068	122,534
Stockholders’ equity	943,333	948,155

Total liabilities and stockholders’ equity	$2,907,835	$2,784,561

Working capital (a)	$(16,043)	$(16,220)

(a)	Working capital is defined as current assets minus current liabilities.

Encore Acquisition Company
Selected Operating Results
(unaudited)

	Three Months Ended
	March 31,
	2008	2007
Production volumes:
Oil (MBbls)	2,504	1,906
Natural gas (MMcf)	5,831	6,109
Combined (MBOE)	3,476	2,924

Daily production:
Oil (Bbls/D)	27,516	21,177
Natural gas (Mcf/D)	64,081	67,876
Combined (BOE/D)	38,196	32,489

Average realized prices:
Oil (per Bbl)	$88.08	$43.35
Natural gas (per Mcf)	8.28	5.40
Combined (per BOE)	77.35	39.53

Average costs per BOE:
Lease operations expense	$11.61	$10.44
Production, ad valorem, and severance taxes	7.90	4.28
Depletion, depreciation, and amortization	14.25	11.98
Exploration	1.58	3.94
General and administrative	2.79	2.52
Derivative fair value loss	18.74	15.60
Other operating	0.72	0.88
Marketing loss (gain)	(0.08)	0.02

	Three Months Ended
	March 31, 2008
	EAC w/o ENP	ENP
Production volumes:
Oil (MBbls)	2,078	426
Natural gas (MMcf)	4,943	888
Combined (MBOE)	2,902	574

Daily production:
Oil (Bbls/D)	22,834	4,682
Natural gas (Mcf/D)	54,321	9,760
Combined (BOE/D)	31,887	6,309

Average realized prices:
Oil (per Bbl)	$88.23	$87.30
Natural gas (per Mcf)	8.36	7.88
Combined (per BOE)	77.42	76.99

Average costs per BOE:
Lease operations expense	$11.82	$10.55
Production, ad valorem, and severance taxes	7.81	8.36
Depletion, depreciation, and amortization	13.93	15.89
Exploration	1.88	0.05
General and administrative	2.33	5.09
Derivative fair value loss	17.08	27.15
Other operating	0.74	0.61
Marketing loss (gain)	0.07	(0.81)

Encore Acquisition Company
Derivative Summary as of May 6, 2008
(unaudited)
Oil Derivative Contracts (b)

	Daily	Average	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Floor	Short Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)
May — June 2008
	19,880	$83.77	—	$—	2,440	$101.99	—	$—
	6,000	71.67	—	—	2,000	96.65	—	—
	11,500	61.96	(2,000)	65.00	—	—	—	—
	3,000	56.67	(4,000)	50.00	—	—	1,000	58.59
Second Half 2008
	14,880	83.36	—	—	2,440	101.99	5,000	91.56
	6,000	71.67	—	—	2,000	96.65	—	—
	7,500	63.00	(2,000)	65.00	—	—	—	—
	3,000	56.67	(4,000)	50.00	—	—	—	—
2009
	13,380	80.00	(10,000)	72.50	440	97.75	2,000	90.46
	12,250	72.96	(3,750)	65.00	—	—	3,000	89.22
	3,750	64.47	(5,000)	50.00	—	—	1,000	68.70
2010
	880	80.00	—	—	440	93.80	—	—
	2,000	75.00	—	—	1,000	77.23	—	—
	2,000	65.00	(2,000)	65.00	—	—	—	—
2011
	1,880	80.00	—	—	1,440	95.41	—	—
	1,000	70.00	—	—	—	—	—	—
Natural Gas Derivative Contracts (b)

	Daily	Average	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Short Floor	Short Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)
May — Dec. 2008
	6,300	$8.18	—	$—	6,300	$9.52	5,000	$8.14
	11,300	7.38	—	—	7,500	8.35	5,000	7.47
	20,000	6.35	—	—	—	—	—	—
2009
	3,800	8.20	—	—	3,800	9.83	—	—
	3,800	7.20	—	—	—	—	—	—
2010
	3,800	8.20	—	—	3,800	9.58	—	—
	3,800	7.20	—	—	—	—	—	—

(b)	Oil prices represent NYMEX WTI monthly average prices, while gas prices represent various price points in 2008, and IF Houston Ship Channel prices for 2009 and 2010. The differential between IF HSC and NYMEX Henry Hub is approximately $0.20 per Mcf.

Encore Acquisition Company
Non-GAAP Financial Measures
(in thousands, except per share amounts)
(unaudited)
     This press release includes a discussion of Adjusted EBITDAX, which is a non-GAAP financial measure. The following table provides reconciliations of Adjusted EBITDAX to net income (loss) and net cash provided by operating activities, Encore’s most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

	Three Months Ended March 31,
	2008	2007
Net income (loss)	$31,220	$(29,429)
Depletion, depreciation, and amortization	49,543	35,028
Non-cash equity-based compensation	2,896	3,070
Exploration	5,488	11,521
Interest expense and other	18,909	15,856
Income taxes	18,733	(16,019)
Non-cash derivative fair value loss	62,176	53,610

Adjusted EBITDAX	188,965	73,637
Change in other operating assets and liabilities	(32,968)	(36,632)
Minority interest in income of consolidated partnership	94	—
Other non-cash expenses	2,353	1,047
Interest expense and other	(18,909)	(15,856)
Current income taxes	(4,110)	120
Cash exploration expense	(1,832)	(1,856)
Purchased options	(1,866)	(5,401)

Net cash provided by operating activities	$131,727	$15,059

     Adjusted EBITDAX is used as a supplemental financial measure by Encore’s management and by external users of Encore’s financial statements, such as investors, commercial banks, research analysts, and others, to assess: (1) the financial performance of Encore’s assets without regard to financing methods, capital structure, or historical cost basis, (2) the ability of Encore’s assets to generate cash sufficient to pay interest costs and support its indebtedness, (3) Encore’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure, and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.
     Adjusted EBITDAX should not be considered an alternative to net income (loss), operating income (loss), net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. Encore’s definition of Adjusted EBITDAX may not be comparable to similarly titled measures of another entity because all entities may not calculate Adjusted EBITDAX in the same manner.
     This press release also includes a discussion of “net income (loss) excluding certain charges”, which is a non-GAAP financial measure. The following table provides a reconciliation of net income (loss) excluding certain charges to net income (loss), Encore’s most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended March 31,
	2008		2007
		Per Diluted		Per Diluted
	Total	Share	Total	Share
Net income (loss)	$31,220	$0.58	$(29,429)	$(0.55)
Add: OCI amortization and change in fair value in excess of premiums	42,050	0.78	45,771	0.86
Less: tax benefit on OCI amortization and change in fair value in excess of premiums	(15,670)	(0.29)	(17,057)	(0.32)
Add: non-cash unit-based compensation related to ENP’s management incentive units	1,058	0.02	—	—
Less: change in minority interest related to ENP’s management incentive units	(372)	(0.01)	—	—

Net income (loss) excluding certain charges	$58,286	$1.08	$(715)	$(0.01)

     Encore believes that the exclusion of these charges enables it to evaluate operations more effectively period-over-period and to identify operating trends that could otherwise be masked by the excluded items.
     Net income (loss) excluding certain charges should not be considered an alternative to net income (loss), operating income (loss), net cash provided by operating activities, or any other measure of financial performance presented in accordance with GAAP. Encore’s definition of net income (loss) excluding certain charges may not be comparable to similarly titled measures of another entity because all entities may not calculate net income (loss) excluding certain charges in the same manner.